Exhibit 10.1
FORM OF DIRECTOR OPTION AWARD

[Date]_____________, 20__

[Name]
[Address]

Dear ________:

I am pleased to inform you that on______, 20__ the Compensation Committee of the Board of Directors of Severn Bancorp, Inc. granted you options to purchase ______ share of Common Stock  of the Company under the Company’s 2008 Equity Incentive Plan (the “Plan”) at an exercise price of $______ per share.

The options granted to you are intended to be non-qualified stock options.

These options will become exercisable as follows:

Date First Exercisable	Number of Shares

The exercise price for your options shall be payable in cash or as otherwise permitted under the Plan.

Once options become exercisable, they will remain exercisable until they are exercised or until they terminate.  Unless earlier terminated pursuant to the terms of the Plan, all options granted hereby shall terminate on____, 20___ (the "Scheduled Expiration Date").  For the avoidance of doubt, all options (including the options that first become exercisable on March 16, 2015) shall be exercisable through 5:00 p.m. on March 16, 2015.  While the specific terms of the Plan will govern, generally:

•
If your directorship is terminated due to your death or Disability (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the earlier of (a) one year after the date of termination of your directorship and (b) the Scheduled Expiration Date;

•
If your directorship is terminated due to your Retirement (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the Scheduled Expiration Date;

•
If your directorship is terminated due to any other reason, any options that you had that were not exercisable as of the date of the termination of your directorship will expire.  You may exercise options that were exercisable as of the date of the termination of your directorship at any time prior to the earlier of (a) 90 days after the date of termination of your directorship and (b) the Scheduled Expiration Date.

[Name]

Subject to the Plan, this option shall become exercisable in full upon the occurrence of a Change in Control (as defined in the Plan).

This option is subject to cancellation in the event that your directorship is terminated for Cause (as defined in the Plan) and under other circumstances described in the Plan.

Further terms governing the options granted to you are set forth in the Plan, which is incorporated herein by reference.  A copy of the Plan is available from [the Human Resources Department].

If you wish to accept the grant of the options as provided above and in the Plan, please so indicate by signing and returning the enclosed copy of this letter, whereupon you and the Company shall be legally bound hereby under Maryland law.

Very truly yours,

SEVERN BANCORP, INC.

By:  ___________________________

Accepted and Agreed:

_______________________